Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated June 3, 2014

This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Contingent Buffered Equity Notes Linked to the EURO STOXX 50[R] Index
due December 9, 2015
The notes are designed for investors who seek uncapped, unleveraged exposure to the appreciation of the EURO STOXX 50[R] Index. Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of
15.10%, be willing to lose some or all of their principal at maturity. If the
Ending Index Level is less than the Initial Index Level by up to 15.10%, investors will receive a full repayment of principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
Trade Details/Characteristics Hypothetical Payout of the Notes* Index: EURO
STOXX 50([R]) Index ("the Index")
Contingent Buffer Amount: 15.10%

                                                 Reference Index Performance
Contingent Buffer Amount Payoff at Maturity Index Return: (Ending Index Level -
Initial Index Level) / Initial Index Level Payment at Maturity: If the Ending
Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that $1,200 provides you with a return per $1,000 principal amount note equal to the Index Return and calculated as follows:

                $1,100 $1,000 + ($1,000 [] Index Return) If the Ending Index
Level is equal to or less than the Initial Index Level by up to the Contingent
Buffer Amount, you  amount will be entitled to receive the full repayment of your principal at maturity. $1,000 If the Ending Index Level is less than the
Initial Index Level by more than the Contingent Buffer Amount, you will  on a
$1,000 principal lose 1% of the principal amount of your notes for every 1%
that the Ending Index Level is less than the Initial Index Payment $900 Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 [] Index Return) $800

If the Ending Index Level is less than the Initial Index Level by more than the
Contingent Buffer Amount, you will lose more than 15.10% of your principal amount and may lose all of your principal amount at maturity. $700
-15.10% -->
Initial Index Level: Closing index level of the Index on the pricing date
Ending Index Level: The arithmetic average of the Index closing levels on the
Ending Averaging Dates $600
Ending Averaging Dates: November 30, 2015, December 1, 2015, December 2, 2015,
December 3, 2015 and December 4, 2015 -50% -40% -30% -20% -10% 0% 10% 20% 30%
Maturity Date: December 09, 2015 Index Return Preliminary Termsheet
http://www.sec.gov/Archives/edgar/data/19617/000095010314003848/dp46849_fwp-060
3.htm
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value The graphs above collectively demonstrate the hypothetical total return on the notes at maturity for a subset of Index Returns detailed in of the notes when the terms are set. the table below. Your investment may result in a loss of all of your principal at maturity.

Risk Considerations
Ending Index Level Index Return Total Return
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
5760.00 80.00% 80.00%
[] Your investment in the notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase & Co. 5120.00
60.00% 60.00% [] JP Morgan Chase & Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging 4800.00 50.00% 50.00% JPMorgan Chase & Co.'s obligations under the notes. Their interests may be adverse to your interests.
4480.00 40.00% 40.00% [] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates. 3840.00 20.00% 20.00%
[] JPMS's estimated value will be lower than the issue price (price to the public) of the notes. 3520.00 10.00% 10.00% [] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
3360.00 5.00% 5.00% [] Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be impacted by many economic and market factors. 3280.00 2.50% 2.50% [] Risks related to non-U.S.
issuers of equity securities. 3232.00 1.00% 1.00% [] The value of the notes as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited time. 3200.00 0.00% 0.00% [] The benefit of the Contingent
Buffer Amount may terminate on the Final Ending Averaging Date. 3040.00 -5.00%
0.00% [] No interest payments and no ownership or dividend rights in stocks comprising the Index. 2880.00 -10.00% 0.00% [] No direct exposure to fluctuations in foreign exchange rates. 2716.80 -15.10% 0.00% [] Lack of liquidity - J.P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary 2716.48 -15.11% -15.11% market, it may not provide enough liquidity to allow you to sell or trade the notes easily. 1600.00 -50.00% -50.00% 0.00
-100.00% -100.00%
The table above illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The "total return" is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 3,200 and reflects the Contingent Buffer Amount of 15.10% . Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Registration Statement No: 333-177923

Dated: June 03, 2014 Filed pursuant to Rule 433